Exhibit 99.1

Destination XL Group, Inc. Reports Holiday Sales Results

Updates Fiscal Year 2024 Guidance

CANTON, Mass., January 13, 2025 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today announced the following results for the 9-week holiday sales period ended January 4, 2025 (unaudited):

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Total sales were $94.7 million compared to $102.4 million for the 9-week holiday sales period ended December 28, 2023.
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Comparable sales for the same 9-week holiday period decreased 7.4%, with comparable sales from stores down 6.2% and the direct business down 10.0%.

Based on the holiday sales results and expectations for the remainder of the fourth quarter, the Company is updating its guidance for fiscal 2024 as follows:

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Total sales for fiscal 2024 are expected to be $467.0 to $470.0 million, a slight decrease from its previous guidance of $470.0 million.
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Adjusted EBITDA margin of 4.2% to 4.5%, as compared to its previous guidance of 4.5%. Adjusted EBITDA margin is a non-GAAP financial measure.

“Our sales results for the 9-week holiday period were mostly in line with our expectations given the late Thanksgiving holiday and continued headwinds and challenges regarding consumer spending. Our customers have been very price conscious and, when they shop, they are gravitating toward our more moderate and entry-level price points. We had a slow start to the quarter with November sales down 11.8%, but our customer responded positively to strategic promotions during our Black Friday and Cyber Monday deals which drove improvement in comparable sales to a decline of 4.4% in December,” said Harvey Kanter, President and Chief Executive Officer.

The Company plans to report its actual fourth-quarter and fiscal 2024 financial results on March 20, 2025, when management will also conduct its quarterly conference call to discuss its results. The earnings call will be hosted by Harvey Kanter, President and Chief Executive Officer, and Peter Stratton, Executive Vice President, Chief Financial Officer, and Treasurer.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains a projection for adjusted EBITDA margin for fiscal 2024, a non-GAAP measure. The presentation of this non-GAAP measure is not in accordance with GAAP and should not be considered superior to, or as a substitute for, net income, or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measure presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of this non-GAAP measure helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that it is useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain), if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The

Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our guidance for fiscal 2024, including expected sales and adjusted EBITDA margin, and the expected timing of the release of its financial results for the fourth quarter and fiscal year 2024. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 21, 2024, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to: changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to execute on its marketing, digital, store and collaboration strategies, ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

CERTAIN COLUMNS IN THE FOLLOWING TABLE MAY NOT FOOT DUE TO ROUNDING

FISCAL 2024 FORECAST

GAAP TO NON-GAAP ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

(unaudited)

	Projected
	Fiscal 2024
(in millions, except per share data and percentages)		per diluted share
Sales	$467.0 - $470.0
Net income (GAAP basis) (1)	4.4 - 5.5	$0.07-$0.09
Add back:
Provision for income taxes	2.9 - 3.4
Interest income, net	(2.2)
Depreciation and amortization	14.5
Adjusted EBITDA (non-GAAP basis)	$19.6 - $21.2
Adjusted EBITDA margin as a percentage of sales (non-GAAP basis)	4.2% - 4.5%

Weighted average common shares outstanding - diluted (2)	60.0

(1) Forecasted net income used in this table for purposes of reconciling adjusted EBITDA (a non-GAAP measure) does not include the impact of future events that are outside of our control for which we cannot reasonably predict, such as potential asset impairments.

(2) Forecasted weighted average common shares outstanding does not reflect future share repurchase activity